Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL:	GISX
Thursday, January 25, 2007	TRADED:	Nasdaq

GLOBAL IMAGING RESULTS SET RECORDS FOR FISCAL THIRD QUARTER

Revenues up 8.0 Percent and Net Income up 8.5 Percent from Year-Ago Quarter

TAMPA, Fla., Jan. 25–Global Imaging Systems, Inc. (Nasdaq: GISX) today announced third quarter record revenues, operating income, net income and earnings per share for the three months ended December 31, 2006. Highlights of the quarter include:

•	Revenues increased 8.0 percent to $277.5 million.

•	Automated office equipment, primarily copiers and multi function products (MFPs), continued to post positive internal revenue growth for the 34th consecutive quarter.

•	Operating income grew 6.1 percent to $31.5 million.

•	Net income was up 8.5 percent to $17.5 million.

•	Adjusted EBITDA increased 5.5 percent to $36.2 million.

•	Diluted earnings per share were $0.34, up from the year ago third quarter diluted EPS of $0.32 after adjusting to reflect the 2-for-1 stock split in August 2006.

•	Repurchased 589,750 shares of common stock for a total price of approximately $12.6 million.

•	Acquired Copy Dynamics, Inc., a New Jersey office technology dealer, adding approximately $13.0 million in annualized revenue.

The company also reported record results for the first nine months of fiscal 2007 ended December 31, 2006. Highlights of the nine months include:

•	Revenues increased 8.7 percent to $828.2 million.

•	Operating income grew 9.2 percent to $92.5 million.

•	Net income was up 11.0 percent to $51.1 million.

•	Adjusted EBITDA increased 8.2 percent to $106.4 million.

•	Diluted earnings per share were $0.99 versus the year ago comparable period diluted EPS of $0.91, after adjusting to reflect the 2-for-1 stock split in August 2006.

•	Completed the recasting of the company’s capital structure, which includes a more flexible senior credit facility with lower interest rates.

•	Paid down debt to 28.2 percent of total capital.

•	Repurchased 2,154,115 shares of common stock for a total price of approximately $45.1 million.

•	Completed four acquisitions, acquiring approximately $42.4 million in annualized revenue.

Tom Johnson, chairman and CEO of Global Imaging Systems, said, “Another quarter of record net income speaks for itself. We thank our loyal customers and especially our dedicated management team and employees for maintaining their focus on and commitment to outstanding customer service which translates into our consistent bottom-line results.”

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Michael Shea, president and COO of Global Imaging Systems, said, “A year ago at this time one of our biggest challenges was healthcare costs, which we have effectively addressed. Our biggest challenge, and opportunity, for the balance of this fiscal year and next year is staffing for continuing growth in a low unemployment environment. We are already addressing this challenge by accelerating our investment in recruiting and training sales professionals. Keeping in mind our historical efforts to balance profitability and growth, we believe these strategic investments will provide the catalyst to increase our internal revenue growth while maintaining our mission of being the most profitable distributor of office technology.”

Mr. Shea added, “At the same time, our constant focus on customer retention, aftermarket revenues and our print management initiative continue to have a positive impact on our growth in service and supplies, the most profitable part of our business. We intend to sustain our focus on print management while expanding our sales force and more importantly our customer base.”

Mr. Johnson said, “We ended the quarter with total combined internal revenue growth of three percent. Our third quarter internal growth for automated office equipment was one percent, and for our technology business 12 percent. Our estimate for fourth quarter growth in total revenue, including acquisitions to date but not potential future acquisitions, is six to nine percent. Our estimate for fourth quarter internal revenue growth is two to four percent, as we continue to compare with strong results in prior year periods. Diluted earnings per share should be in the range of 32 to 34 cents. This would compare with split-adjusted diluted EPS of 31 cents (63 cents as originally reported) for the fourth quarter last year. Our acquisition program’s external growth goal for fiscal year 2007 remains to acquire $60 to $100 million in annualized revenue.”

The company’s third quarter conference call is scheduled for this morning, January 25, at 10:00 a.m. ET, and the fiscal year 2007 conference call is scheduled for May 9, 2007 at 10:00 a.m. ET. You may access the calls through live webcasts by using the link provided on the company’s Internet home page at www.gisx.com. The webcasts will also be archived and available on the company’s website.

About Global Imaging Systems

Global Imaging Systems offers thousands of middle-market customers a one-stop solution for office technology needs in 32 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of copiers and other automated office equipment, network integration services, and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for the loss on early extinguishment of debt and other income. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly

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between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Global and other companies. EBITDA is also a useful measure of the company’s ability to service debt and is one of the measures used for determining debt covenant compliance. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.

This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future acquisitions, future revenue growth and future diluted earnings per share. These statements include the words “expect,” “believe,” “should,” and variations of such words, which are intended to identify such forward-looking statements. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to changes in the overall economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2006.

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FOR FURTHER INFO:	Tom Johnson, Chairman and CEO,
Michael Shea, President and COO, or
Ray Schilling, Executive Vice President and CFO
Global Imaging Systems, Inc.
813/960-5508
-or-
Investor Relations Consultants, Inc.
727/781-5577
E-mail: gisx@mindspring.com

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(IN THOUSANDS EXCEPT PER-SHARE AMOUNTS)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Equipment and supplies sales	$205,853	$190,325	$618,271	$567,825
Service and rentals	71,625	66,519	209,927	194,159

Total revenues	277,478	256,844	828,198	761,984
Costs and operating expenses:
Cost of equipment and supplies sales	130,848	119,889	396,894	361,650
Service and rental costs	38,127	34,909	110,227	101,334
Selling, general and administrative expenses	76,547	71,917	227,138	212,876
Intangible asset amortization	485	458	1,391	1,347

Total costs and operating expenses	246,007	227,173	735,650	677,207

Income from operations	31,471	29,671	92,548	84,777
Other income	—	—	1,194	—
Loss on early extinguishment of debt	—	—	(1,045)	—
Interest expense	(3,046)	(3,631)	(9,509)	(10,402)

Income before income taxes	28,425	26,040	83,188	74,375
Income taxes	10,972	9,947	32,110	28,364

Net income	$17,453	$16,093	$51,078	$46,011

Net income per common share:
Basic	$0.35	$0.35	$1.02	$1.00

Diluted (a)	$0.34	$0.32	$0.99	$0.91

Weighted average number of shares outstanding:
Basic	50,551	46,141	49,842	46,154
Diluted	51,599	51,935	51,981	51,943

(a)    The calculation of diluted earnings per common share assumes the conversion of convertible notes issued in May 2003 resulting in 4,814 additional shares for the three months ended December 31, 2005, and 1,144 and 4,814 additional shares for the nine months ended December 31, 2006 and 2005, respectively. For purposes of diluted earnings per common share, net income for the three months ended December 31, 2005 includes the addback of $442, representing interest and financing fee expense, net of taxes, associated with the convertible notes. For the nine months ended December 31, 2006 and 2005, net income includes the addback of $219 and $1,326, respectively. All previously outstanding convertible notes were converted to common stock as of June 9, 2006.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$17,453	$16,093	$51,078	$46,011
Income taxes	10,972	9,947	32,110	28,364
Interest expense	3,046	3,631	9,509	10,402
Amortization	485	458	1,391	1,347
Depreciation	4,226	4,163	12,475	12,254

EBITDA	36,182	34,292	106,563	98,378
Other income	—	—	(1,194)	—
Loss on early extinguishment of debt	—	—	1,045	—

Adjusted EBITDA	$36,182	$34,292	$106,414	$98,378

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	December 31, 2006	March 31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$9,386	$51,610
Accounts receivable, net	141,859	131,497
Inventories	109,381	98,073
Other current assets	15,855	14,757

Total current assets	276,481	295,937
Rental equipment, net	17,401	15,687
Property and equipment, net	19,053	17,810
Goodwill and other assets	585,115	555,223

Total assets	$898,050	$884,657

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$90,576	$102,500
Current maturities of long-term debt	22	2,133
Deferred revenue	28,172	27,159
Income taxes payable	5,887	7,711

Total current liabilities	124,657	139,503
Deferred income taxes	47,113	42,247
Long-term debt, less current maturities	205,060	260,713
Other long-term liabilities	—	976

Total liabilities	376,830	443,439
Total stockholders’ equity	521,220	441,218

Total liabilities and stockholders’ equity	$898,050	$884,657

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended December 31,
	2006	2005
OPERATING ACTIVITIES:
Net income	$51,078	$46,011
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,475	12,254
Amortization	1,391	1,347
Amortization of financing fees	490	823
Other income	(1,194)	—
Non-cash portion of loss on early extinguishment of debt	1,045	—
Tax benefit of stock option exercises and vested restricted stock	(3,866)	1,978
Deferred income tax expense	5,170	5,631
Stock-based compensation expense	2,494	1,261
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
Accounts receivable	(7,451)	(9,822)
Inventories	(8,809)	(6,289)
Prepaid expenses and other current assets	(1,387)	(1,888)
Other assets	220	807
Accounts payable	(15,196)	(10,556)
Accrued liabilities, compensation and benefits and interest	(3,160)	(5,519)
Deferred revenue	(1,990)	(371)
Income taxes payable	2,042	5,320
Other long-term liabilities	—	976

Net cash provided by operating activities	33,352	41,963
INVESTING ACTIVITIES:
Purchases of property, equipment and rental equipment	(14,537)	(14,761)
Proceeds from sale of technology training division assets	1,575	—
Purchases of businesses, net of cash acquired	(29,697)	(13,879)

Net cash used in investing activities	(42,659)	(28,640)
FINANCING ACTIVITIES:
Payments on long-term debt	(285,389)	(33,419)
Proceeds from issuances of long-term debt	285,125	31,728
Financing fees paid	(2,143)	(19)
Purchases of treasury stock	(45,129)	(20,000)
Stock options exercised	10,753	4,294
Tax benefit of stock option exercises and vested restricted stock	3,866	—

Net cash used in financing activities	(32,917)	(17,416)

Net decrease in cash and cash equivalents	(42,224)	(4,093)
Cash and cash equivalents, beginning of period	51,610	25,365

Cash and cash equivalents, end of period	$9,386	$21,272

Non-cash financing activity:
Conversion of convertible notes to common stock, net	$56,081	$—

Treasury stock issued for business purchases	$1,100	$920

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

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